Exhibit 99.1

Contacts: Investor Relations Evan Black 800.493.8219 InvestorRelations@santanderconsumerusa.com	Media Relations Laurie Kight 214.801.6455 MediaRelations@santander.us

Santander Consumer USA Holdings Inc. Reports Second Quarter 2019 Results and Key Leadership Appointments

Net Income of $368 million and Total Auto Originations of $8.4 billion

SC Appoints Fahmi Karam as CFO and Shawn Allgood as Head of Chrysler Capital and Auto Relationships

Juan Carlos Alvarez Appointed CFO of Santander US

Dallas, TX (July 24, 2019) - Santander Consumer USA Holdings Inc. (NYSE: SC) (“SC” or the “Company”) today announced the Boards of Directors of Santander Holdings USA, Inc. and SC have approved several senior management appointments to further strengthen Santander’s US leadership teams.

•
Fahmi Karam, SC’s Head of Pricing and Analytics, will succeed Juan Carlos “JC” Alvarez as CFO, effective September 16, 2019. He will continue to lead the Pricing and Analytics group in addition to his new role.

•
Shawn Allgood, currently EVP at Chrysler Capital, succeeds Richard Morrin as Head of Chrysler Capital and Auto Relationships, effective immediately. Morrin has resigned to assume a CEO role with a privately-held company outside of the auto finance industry.

•
Juan Carlos “JC” Alvarez, will become CFO of Santander US and Santander Bank, N.A. (“SBNA”), effective September 16, 2019. Alvarez currently serves as the CFO at SC, a role he has held since 2017. Alvarez succeeds Duke Dayal in his capacity as Santander US CFO.

Management Quotes

“We are pleased with our second quarter results. We reached a mutually beneficial agreement with Fiat Chrysler, we saw strong originations driven by our FCA relationship and Santander Bank program - where we originated almost two billion dollars in loans through SBNA in the quarter, demonstrating the strength in the collaboration between our US platforms,” said Scott Powell, SC President and CEO, also CEO of Santander US. “We also made important leadership appointments to further strengthen the SC and US management teams to help take the company into the future. I want to congratulate JC, Fahmi and Shawn and I want to thank Rich Morrin for his many years of service at Santander and Chrysler Capital. We wish him well.”

Juan Carlos Alvarez, SC Chief Financial Officer, added, “We delivered another strong quarter with steady credit performance and disciplined expense management. We were also pleased to have announced our plan to repurchase up to $1.1 billion in common stock and the dividend increase to $0.22 from $0.20. This announcement demonstrates our progress toward a more efficient capital base, a longstanding corporate objective.”

Fahmi Karam has been appointed CFO of SC in addition to his current leadership position as Head of SC’s Pricing and Analytics. He joined SC in September 2015 as Executive Vice President of Strategy and Corporate Development, where he was responsible for overseeing financial planning and analysis, asset acquisitions and sales, and other strategic initiatives. Previously, Karam spent 12 years with J.P. Morgan’s investment banking unit. He also held positions at Deloitte in its audit and assurance services.

Shawn Allgood assumes the role of Head of Chrysler Capital and Auto Relationships from his current position as Executive Vice President, where he led consumer underwriting. In his new role, Shawn will be focused on, and responsible for, Chrysler Capital and SC's sales and marketing activities, and its dealer and customer relationships. He joined Santander in April 2017 from Ally Financial Inc., where he held a series of leadership roles with increasing responsibility for nearly three decades, serving most recently as Executive Director for Collections.

Juan Carlos “JC” Alvarez joins Santander US from SC, where he has served as CFO since October 2017. A highly experienced finance professional, Alvarez joined Santander in 1996 and has held roles with increasing responsibility, including Corporate Treasurer for Santander US. In that role, Alvarez oversaw Santander US’s liquidity risk management, asset liability management, fixed-income investor relations and treasury functions.

Q2 2019 Highlights (variances compared to the second quarter of 2018 (“Q2 2018”), unless otherwise noted):

•	SC announced net income for the second quarter ended June 30, 2019 (“Q2 2019”) of $368 million, or $1.05 per diluted common share.

•	The Company has declared a cash dividend of $0.22 per share, to be paid on August 15, 2019, to shareholders of record as of the close of business on August 5, 2019.

•	Total auto originations of $8.4 billion, up 5%

◦	Core retail auto loan originations of $2.4 billion, down 7%

◦	Chrysler Capital loan originations of $3.5 billion, up 25%

◦	Chrysler Capital lease originations of $2.5 billion, down 4%

◦	Chrysler average quarterly penetration rate of 36%, up from 32%

◦	Santander Bank, N.A. program originations of $1.9 billion

•	Net finance and other interest income of $1.2 billion, up 5%

•	30-59 delinquency ratio of 9.4%, down 20 basis points

•	59-plus delinquency ratio of 4.7%, up 20 basis points

•	Retail Installment Contract (“RIC”) gross charge-off ratio of 16.1%, up 90 basis points

•	Recovery rate of 60.3%, stable

•	RIC net charge-off ratio of 6.4%, up 30 basis points

•	Troubled Debt Restructuring (“TDR”) balance of $4.5 billion, down $397 million vs. March 31, 2019

•	Return on average assets of 3.2%, down from 3.3%

•	$3.4 billion in loan asset-backed securities “ABS”

•	Expense ratio of 2.0%, down from 2.2%

•	Common equity tier 1 (“CET1”) ratio of 15.7% , down from 16.9% as of June 30, 2018

Net finance and other interest income1 increased 5 percent to $1.17 billion in Q2 2019 from $1.12 billion in Q2 2018, driven by increased loan and lease balances.

SC's serviced for others portfolio decreased 3 percent to $9.3 billion as of Q2 2019 versus the prior year quarter. Servicing fee income decreased 9 percent to $25 million in Q2 2019, from $28 million in Q2 2018, driven by the change in the composition of those balances. Fees, commissions and other increased to $90 million in Q2 2019, from $77 million in Q2 2018, driven by origination fees from the SBNA program.

RIC delinquency ratio2 of 4.7 percent in Q2 2019 increased 20 basis points compared to 4.5 percent in Q2 2018.

RIC net charge-off ratio3 increased to 6.4 percent in Q2 2019, from 6.1 percent in Q2 2018. Provision for credit losses of $431 million in Q2 2019 were up from $407 million the prior year quarter.
Allowance ratio4 decreased 20 basis points, to 10.8 percent at the end of Q2 2019, from 11.0 percent at the end of Q1 2019.

Recorded net investment losses of $85 million in Q2 2019, compared to net investment losses of $83 million in Q2 2018. The current period losses were primarily driven by held for sale accounting for SC's personal lending portfolio.5

During Q2 2019 SC incurred $281 million of operating expenses, up 1 percent from $277 million in Q2 2018. SC's expense ratio decreased to 2.0 percent during the quarter, compared to 2.2 percent during the same period last year.

1Includes Finance receivables held for investment, Finance receivables held for sale and Leased vehicles.
2Delinquency ratio is defined as the ratio of end of period delinquent principal, over 59 days, to end of period gross balance of the respective portfolio, excludes finance leases.

3Net charge-off ratio stated on a recorded investment basis, which is unpaid principal balance adjusted for unaccreted net discounts, subvention and origination costs.
4Ratio for allowance for credit losses excludes end of period balances on purchased receivables portfolio of $26 million and finance receivables and personal loans held for sale of $1.2 billion.
5The current period losses were primarily driven by $85 million of lower of cost or market adjustments related to the held for sale personal lending portfolio, comprised of $97 million in customer default activity, partially offset by a $12 million decrease in market discount, consistent with typical seasonal patterns.

Conference Call Information
SC will host a conference call and webcast to discuss its Q2 2019 results and other general matters at 9:00 a.m. Eastern Time on Wednesday, July 24, 2019. The conference call will be accessible by dialing 800-263-0877 (U.S. domestic), or 646-828-8143 (international), conference ID 8209516. Please join 10 minutes prior to the start of the call. The conference call will also be accessible via live audio webcast through the Investor Relations section of SC's corporate website at http://investors.santanderconsumerusa.com. Choose "Events" and select the information pertaining to the Q2 2019 SC Earnings Conference Call. Additionally, there will be slides accompanying the webcast. Please allow at least 15 minutes prior to the call to register, download and install any necessary software prior to the call.

For those unable to listen to the live broadcast, a replay of the call will be available on the Company's website or by dialing 844-512-2921 (U.S. domestic), or 412-317-6671 (international), conference ID 8209516, approximately two hours after the conference call. An audio webcast of the call and investor presentation will also be archived on the Investor Relations section of SC's corporate website at http://investors.santanderconsumerusa.com, under "Events".

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions, or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as anticipates, believes, can, could, may, predicts, potential, should, will, estimates, plans, projects, continuing, ongoing, expects, intends, and similar words or phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements are not guarantees of future performance and involve risks and uncertainties that are subject to change based on various important factors, some of which are beyond our control. For additional discussion of these risks, refer to the section entitled Risk Factors and elsewhere in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed by us with the U.S. Securities and Exchange Commission (SEC). Among the factors that could cause the forward-looking statements in this press release and/or our financial performance to differ materially from that suggested by the forward-looking statements are (a) the inherent limitations in internal control over financial reporting; (b) our ability to remediate any material weaknesses in internal controls over financial reporting completely and in a timely manner; (c) continually changing federal, state, and local laws and regulations could materially adversely affect our business; (d) adverse economic conditions in the United States and worldwide may negatively impact our results; (e) our business could suffer if our access to funding is reduced; (f) significant risks we face implementing our growth strategy, some of which are outside our control; (g) unexpected costs and delays in connection with exiting our personal lending business; (h) our agreement with FCA US LLC may not result in currently anticipated levels of growth and is subject to certain conditions that could result in termination of the agreement; (i) our business could suffer if we are unsuccessful in developing and maintaining relationships with automobile dealerships; (j) our financial condition, liquidity, and results of operations depend on the credit performance of our loans; (k) loss of our key management or other personnel, or an inability to attract such management and personnel; (l) certain regulations, including but not limited to oversight by the Office of the Comptroller of the Currency, the Consumer Financial Protection Bureau, the European Central Bank, and the Federal Reserve, whose oversight and regulation may limit certain of our activities, including the timing and amount of dividends and other limitations on our business; and (m) future changes in our relationship with SHUSA and Banco Santander that could adversely affect our operations. If one or more of the factors affecting our forward-looking information and statements proves incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements. Therefore, we caution the reader not to place undue reliance on any forward-looking information or statements. The effect of these factors is difficult to predict. Factors other than these also could adversely affect our results, and the reader should not consider these factors to be a complete set of all potential risks or uncertainties as new factors emerge from time to time. Any forward-looking statements only speak as of the date of this document, and we undertake no obligation to update any forward-looking information or statements, whether written or oral, to reflect any change, except as required by law. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

About Santander Consumer USA Holdings Inc.
Santander Consumer USA Holdings Inc. (NYSE: SC) (“SC”) is a full-service consumer finance company focused on vehicle finance, third-party servicing and delivering superior service to our more than 2.7 million customers across the full credit spectrum. The company, which began originating retail installment contracts in 1997, had an average managed asset portfolio of approximately $56 billion (as of June 30, 2019), and is headquartered in Dallas. (www.santanderconsumerusa.com)

Santander Consumer USA Holdings Inc.
Financial Supplement
Second Quarter 2019

Table of Contents
Table 1: Condensed Consolidated Balance Sheets	5
Table 2: Condensed Consolidated Statements of Income	6
Table 3: Other Financial Information	7
Table 4: Credit Quality	9
Table 5: Originations	10
Table 6: Asset Sales	11
Table 7: Ending Portfolio	12
Table 8: Reconciliation of Non-GAAP Measures	13

Table 1: Condensed Consolidated Balance Sheets

	June 30, 2019	December 31, 2018
Assets	(Unaudited, Dollars in thousands)
Cash and cash equivalents	$99,756	$148,436
Finance receivables held for sale, net	1,249,101	1,068,757
Finance receivables held for investment, net	25,838,749	25,117,454
Restricted cash	2,272,621	2,102,048
Accrued interest receivable	277,813	303,686
Leased vehicles, net	15,313,369	13,978,855
Furniture and equipment, net	59,176	61,280
Federal, state and other income taxes receivable	83,427	97,087
Related party taxes receivable	4,581	734
Goodwill	74,056	74,056
Intangible assets	34,117	35,195
Due from affiliates	19,581	8,920
Other assets	1,089,746	963,347
Total assets	$46,416,093	$43,959,855
Liabilities and Equity
Liabilities:
Notes payable — credit facilities	$6,514,163	$4,478,214
Notes payable — secured structured financings	26,248,528	26,901,530
Notes payable — related party	4,002,814	3,503,293
Accrued interest payable	46,817	49,370
Accounts payable and accrued expenses	431,004	422,951
Deferred tax liabilities, net	1,327,342	1,155,883
Due to affiliates	91,320	63,219
Other liabilities	416,844	367,037
Total liabilities	$39,078,832	$36,941,497

Equity:
Common stock, $0.01 par value	3,481	3,523
Additional paid-in capital	1,413,461	1,515,572
Accumulated other comprehensive income, net	(20,567)	33,515
Retained earnings	5,940,886	5,465,748
Total stockholders’ equity	$7,337,261	$7,018,358
Total liabilities and equity	$46,416,093	$43,959,855

Table 2: Condensed Consolidated Statements of Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(Unaudited, Dollars in thousands, except per share amounts)
Interest on finance receivables and loans	$1,261,098	$1,211,006	$2,514,678	$2,379,546
Leased vehicle income	676,236	537,897	1,325,796	1,042,175
Other finance and interest income	11,437	8,494	21,684	15,631
Total finance and other interest income	1,948,771	1,757,397	3,862,158	3,437,352
Interest expense	330,039	273,953	664,421	514,981
Leased vehicle expense	444,442	360,335	888,461	719,018
Net finance and other interest income	1,174,290	1,123,109	2,309,276	2,203,353
Provision for credit losses	430,676	406,544	981,555	916,885
Net finance and other interest income after provision for credit losses	743,614	716,565	1,327,721	1,286,468
Profit sharing	13,345	12,853	20,313	17,230
Net finance and other interest income after provision for credit losses and profit sharing	730,269	703,712	1,307,408	1,269,238
Investment losses, net	(84,787)	(82,634)	(151,884)	(169,154)
Servicing fee income	25,002	27,538	48,808	53,720
Fees, commissions, and other	90,196	77,480	184,572	162,871
Total other income	30,411	22,384	81,496	47,437
Compensation expense	122,678	118,598	250,572	240,603
Repossession expense	69,699	63,660	140,559	135,741
Other operating costs	88,272	94,692	180,475	188,518
Total operating expenses	280,649	276,950	571,606	564,862
Income before income taxes	480,031	449,146	817,298	751,813
Income tax expense	111,764	114,120	201,528	172,172
Net income	$368,267	$335,026	$615,770	$579,640

Net income per common share (basic)	$1.05	$0.93	$1.75	$1.61
Net income per common share (diluted)	$1.05	$0.93	$1.75	$1.60
Weighted average common shares (basic)	351,106,197	361,268,112	351,309,700	360,987,233
Weighted average common shares (diluted)	351,556,349	362,057,614	351,825,554	361,829,283

Table 3: Other Financial Information

	Three Months Ended June 30,		Six Months Ended June 30,
Ratios (Unaudited, Dollars in thousands)	2019	2018	2019	2018
Yield on individually acquired retail installment contracts	16.1%	16.2%	16.1%	16.1%
Yield on purchased receivables portfolios	14.0%	24.1%	16.8%	25.9%
Yield on receivables from dealers	1.6%	3.4%	2.6%	3.2%
Yield on personal loans, held for sale (1)	26.3%	24.6%	26.2%	24.5%
Yield on earning assets (2)	12.9%	13.5%	12.9%	13.4%
Cost of debt (3)	3.7%	3.4%	3.7%	3.3%
Net interest margin (4)	10.1%	10.9%	10.0%	10.8%
Expense ratio (5)	2.0%	2.2%	2.1%	2.3%
Return on average assets (6)	3.2%	3.3%	2.7%	2.9%
Return on average equity (7)	20.3%	19.5%	17.2%	17.2%
Net charge-off ratio on individually acquired retail installment contracts (8)	6.4%	6.1%	7.5%	7.2%
Net charge-off ratio (8)	6.4%	6.0%	7.5%	7.2%
Delinquency ratio on individually acquired retail installment contracts held for investment, end of period (9)	4.7%	4.5%	4.7%	4.5%
Delinquency ratio on loans held for investment, end of period (9)	4.7%	4.5%	4.7%	4.5%
Allowance ratio (10)	10.8%	12.1%	10.8%	12.1%
Common stock dividend payout ratio (11)	19.1%	5.4%	22.8%	6.2%
Common Equity Tier 1 capital ratio (12)	15.7%	16.9%	15.7%	16.9%
Charge-offs, net of recoveries, on individually acquired retail installment contracts	$462,427	$405,651	$1,077,631	$946,934
Charge-offs, net of recoveries, on purchased receivables portfolios	—	(565)	—	(993)
Charge-offs, net of recoveries, on personal loans	1,675	515	1,914	1,264
Charge-offs, net of recoveries, on finance leases	175	406	347	712
Total charge-offs, net of recoveries	$464,277	$406,007	$1,079,892	$947,917
End of period delinquent principal over 59 days, individually acquired retail installment contracts held for investment	1,368,427	1,232,521	1,368,427	1,232,521
End of period delinquent principal over 59 days, personal loans	167,033	164,458	167,033	183,919
End of period delinquent principal over 59 days, loans held for investment	1,368,427	1,234,502	1,368,427	1,234,502
End of period assets covered by allowance for credit losses	29,007,585	27,551,134	29,007,585	27,551,134
End of period gross individually acquired retail installment contracts held for investment	28,971,311	27,511,718	28,971,311	27,511,718
End of period gross personal loans held for sale	1,364,956	1,370,888	1,364,956	1,370,888
End of period gross finance receivables and loans held for investment	29,009,846	27,566,517	29,009,846	27,566,517
End of period gross finance receivables, loans, and leases held for investment	45,557,709	40,422,435	45,557,709	40,422,435
Average gross individually acquired retail installment contracts held for investment	29,017,122	26,772,369	28,816,732	26,402,688
Average gross personal loans held for investment	1,337	4,562	1,809	5,304
Average gross individually acquired retail installment contracts held for investment and held for sale	$29,070,738	$27,673,016	$28,834,640	$27,305,408
Average gross purchased receivables portfolios	26,759	37,284	28,020	39,257
Average gross receivables from dealers	13,088	15,361	13,368	15,507
Average gross personal loans held for sale	1,375,306	1,375,877	1,424,717	1,421,861
Average gross finance leases	21,889	20,937	20,994	21,699
Average gross finance receivables and loans	$30,507,780	$29,122,475	$30,321,739	$28,803,732
Average gross operating leases	16,043,654	12,219,612	15,752,705	11,856,109
Average gross finance receivables, loans, and leases	46,551,434	41,342,087	46,074,444	40,659,841
Average managed assets	55,545,503	50,445,203	55,043,583	49,632,691
Average total assets	45,700,887	40,885,720	45,101,873	40,316,990
Average debt	36,152,602	31,898,900	35,715,392	31,589,063
Average total equity	7,273,470	6,879,749	7,163,738	6,724,157

(1)	Includes Finance and other interest income; excludes fees

(2)	“Yield on earning assets” is defined as the ratio of annualized Total finance and other interest income, net of Leased vehicle expense, to Average gross finance receivables, loans and leases

(3)	“Cost of debt” is defined as the ratio of annualized Interest expense to Average debt

(4)	“Net interest margin” is defined as the ratio of annualized Net finance and other interest income to Average gross finance receivables, loans and leases

(5)	“Expense ratio” is defined as the ratio of annualized Operating expenses to Average managed assets

(6)	“Return on average assets” is defined as the ratio of annualized Net income to Average total assets

(7)	“Return on average equity” is defined as the ratio of annualized Net income to Average total equity

(8)
“Net charge-off ratio” is defined as the ratio of annualized Charge-offs, on a recorded investment basis, net of recoveries, to average unpaid principal balance of the respective held-for-investment portfolio.

(9)	“Delinquency ratio” is defined as the ratio of End of period Delinquent principal over 59 days to End of period gross balance of the respective portfolio, excludes finance leases

(10)	“Allowance ratio” is defined as the ratio of Allowance for credit losses, which excludes impairment on purchased receivables portfolios, to End of period assets covered by allowance for credit losses

(11)	“Common stock dividend payout ratio” is defined as the ratio of Dividends declared per share of common stock to Earnings per share attributable to the Company's shareholders.

(12)
“Common Equity Tier 1 Capital ratio” is a non-GAAP ratio defined as the ratio of Total common equity tier 1 capital to Total risk-weighted assets (for a reconciliation from GAAP to this non-GAAP measure, see “Reconciliation of Non-GAAP Measures” in Table 8 of this release)

Table 4: Credit Quality

The activity in the credit loss allowance for individually acquired retail installment contracts for the three and six months ended June 30, 2019 and 2018 was as follows (Unaudited, Dollar amounts in thousands):

	Three Months Ended June 30, 2019		Three Months Ended June 30, 2018
	Retail Installment Contracts Acquired Individually		Retail Installment Contracts Acquired Individually
Allowance for Credit Loss	Non-TDR	TDR	Non-TDR	TDR

Balance — beginning of period	$1,891,351	$1,280,649	$1,597,057	$1,716,132
Provision for credit losses	365,604	63,414	263,648	144,750
Charge-offs	(795,901)	(369,523)	(605,658)	(412,710)
Recoveries	517,626	185,371	396,667	216,050
Transfers to held-for-sale	(16,787)	(3,608)	—	—
Balance — end of period	$1,961,893	$1,156,303	$1,651,714	$1,664,222

	Six Months Ended June 30, 2019		Six Months Ended June 30, 2018
	Retail Installment Contracts Acquired Individually		Retail Installment Contracts Acquired Individually
Allowance for Credit Loss	Non-TDR	TDR	Non-TDR	TDR

Balance — beginning of period	$1,819,360	$1,416,743	$1,540,315	$1,804,132
Provision for credit losses	$812,092	$168,027	550,099	368,324
Charge-offs	$(1,723,358)	$(836,160)	(1,260,827)	(960,053)
Recoveries	$1,070,586	$411,301	822,127	451,819
Transfers to held-for-sale	$(16,787)	$(3,608)	—	—
Balance — end of period	$1,961,893	$1,156,303	$1,651,714	$1,664,222

A summary of delinquencies of our individually acquired retail installment contracts as of June 30, 2019 and December 31, 2018 is as follows (Unaudited, Dollar amounts in thousands):

Delinquent Principal	June 30, 2019		December 31, 2018
Principal 30-59 days past due	$2,723,639	9.4%	$3,118,869	11.0%
Delinquent principal over 59 days[2]	1,367,310	4.7%	1,712,243	6.0%
Total delinquent contracts	$4,090,949	14.1%	$4,831,112	17.0%

Within the total delinquent principal above, retail installment contracts acquired individually held for investment that were placed on nonaccrual status, as of June 30, 2019 and December 31, 2018 (Unaudited, Dollar amounts in thousands):

Nonaccrual Principal	June 30, 2019		December 31, 2018
Non-TDR	$864,619	3.0%	$834,921	2.9%
TDR	546,495	1.9%	733,218	2.6%
Total nonaccrual principal	$1,411,114	4.9%	$1,568,139	5.5%

The table below presents the Company’s allowance ratio for TDR and non-TDR individually acquired retail installment contracts as of June 30, 2019 and December 31, 2018 (Unaudited, Dollar amounts in thousands):

Allowance Ratios	June 30, 2019	December 31, 2018
TDR - Unpaid principal balance	$4,519,334	$5,378,603
TDR - Impairment	1,156,303	1,416,743
TDR - Allowance ratio	25.6%	26.3%

Non-TDR - Unpaid principal balance	$24,451,977	$23,054,157
Non-TDR - Allowance	1,961,893	1,819,360
Non-TDR Allowance ratio	8.0%	7.9%

Total - Unpaid principal balance	$28,971,311	$28,432,760
Total - Allowance	3,118,196	3,236,103
Total - Allowance ratio	10.8%	11.4%

1Percent of unpaid principal balance.
2Interest is accrued until 60 days past due in accordance with the Company's account policy for retail installment contracts.

Table 5: Originations
The Company's originations of individually acquired loans and leases, including revolving loans, average APR, and discount were as follows:

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018	March 31, 2019
Retained Originations	(Unaudited, Dollar amounts in thousands)
Retail installment contracts	$3,949,648	$4,630,704	$7,975,975	$8,014,110	$4,026,327
Average APR	16.2%	16.8%	16.7%	17.0%	17.2%
Average FICO® (a)	601	602	597	599	593
Discount	(0.5)%	0.004%	(0.3)%	0.2%	(0.1)%

Personal loans	343,214	340,088	631,770	613,416	$288,557
Average APR	29.7%	27.1%	29.8%	28.3%	29.7%

Leased vehicles	2,520,130	2,632,052	4,483,710	4,725,657	$1,963,580

Finance lease	4,822	2,058	8,129	$4,456	$3,308
Total originations retained	$6,817,814	$7,604,902	$13,099,584	$13,357,639	$6,281,772

Sold Originations (b)
Retail installment contracts	$—	$683,935	$—	$1,553,979	$—
Average APR	—%	7.6%	—%	7.3%	—%
Average FICO® (b)	—	726	—	726	—
Total originations sold	$—	$683,935	$—	$1,553,979	$—

Total originations (excluding SBNA Originations Program)	$6,817,814	$8,288,837	$13,099,584	$14,911,618	$6,281,772

(a)
Unpaid principal balance excluded from the weighted average FICO score is $448 million, $594 million, $941 million, $1 billion and $493 million for the three months ended June 30, 2019 and 2018, the six months ended June 30, 2019 and 2018, and for the three months ended March 31, 2019 respectively, as the borrowers on these loans did not have FICO scores at origination. Of these amounts, $141 million, $44 million, $247 million, $77 million and $106 million, respectively, were commercial loans.

(b)
Only includes assets both originated and sold in the period. Total asset sales for the period are shown in Table 6. Unpaid principal balance excluded from the weighted average FICO score is zero, $54 million, zero, $121 million and zero for the three months ended June 30, 2019 and 2018,the six months ended June 30, 2019 and 2018, and the three months ended March 31, 2019, respectively, as the borrowers on these loans did not have FICO scores at origination. Of these amounts, zero, $26 million, zero, $67 million and zero, respectively, were commercial loans.

SBNA Originations Program
Beginning in 2018, the Company agreed to provide SBNA with origination support services in connection with the processing, underwriting and purchase of retail loans, primarily from Chrysler dealers. In addition, the Company agreed to perform the servicing for any loans originated on SBNA’s behalf. The Company facilitated the purchase of $1.9 billion and $2.95 billion of retail installment contacts during the three and six months ended June 30, 2019, respectively.

Table 6: Asset Sales

	Three Months Ended		Six Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
	(Unaudited, Dollar amounts in thousands)
Retail installment contracts	$—	$1,156,060	$—	$2,631,313
Average APR	—%	7.5%	—%	7.0%
Average FICO®	—	724	—	726

Total asset sales	$—	$1,156,060	$—	$2,631,313

There were no asset sales during 2019, since it has been replaced with SBNA originations program.

Table 7: Ending Portfolio

Ending outstanding balance, average APR and remaining unaccreted dealer discount of our held for investment portfolio as of June 30, 2019, and December 31, 2018, are as follows:

	June 30, 2019	December 31, 2018
	(Unaudited, Dollar amounts in thousands)
Retail installment contracts	$28,996,835	$28,463,236
Average APR	16.8%	16.7%
Discount	0.5%	0.8%

Personal loans (a)	$—	$2,637
Average APR	—%	31.7%

Receivables from dealers	$13,010	$14,710
Average APR	4.0%	4.1%

Leased vehicles	$16,524,600	$15,219,313

Finance leases	$23,263	$19,344

(a) The remaining balance of personal loans, held for investment, was charged off during the quarter ended June 30, 2019.

Table 8: Reconciliation of Non-GAAP Measures

	June 30, 2019	June 30, 2018
	(Unaudited, Dollar amounts in thousands)
Total equity	$7,337,261	$7,033,636
Deduct: Goodwill, intangibles, and other assets, net of deferred tax liabilities	152,264	166,241
Deduct: Accumulated other comprehensive income (loss), net	(21,568)	62,449
Tier 1 common capital	$7,206,565	$6,804,946
Risk weighted assets (a)	$45,849,574	$40,251,526
Common Equity Tier 1 capital ratio (b)	15.7%	16.9%

(a)
Under the banking agencies' risk-based capital guidelines, assets and credit equivalent amounts of derivatives and off-balance sheet exposures are assigned to broad risk categories. The aggregate dollar amount in each risk category is multiplied by the associated risk weight of the category. The resulting weighted values are added together with the measure for market risk, resulting in the Company's total Risk weighted assets.

(b)	CET1 is calculated under Basel III regulations required as of January 1, 2015. The fully phased-in capital ratios are non-GAAP financial measures.